Exhibit (b)(1)
FEDERAL HOME LOAN BANK OF CHICAGO
ADVANCES, COLLATERAL PLEDGE, AND SECURITY AGREEMENT
     THIS AGREEMENT, dated as of April 23, 2008 between Trustmark Insurance Company having its principal place of business at 400 Field Drive, Lake Forest, IL 60045 (“Member”) and the FEDERAL HOME LOAN BANK OF CHICAGO, 111 East Wacker Drive, Chicago, Illinois 60601 (“Bank”).
WHEREAS, the Member desires from time to time to participate in the Bank’s credit programs under the terms of this Agreement (as hereinafter defined) and the Bank is authorized to make advances to the Member, subject to the provisions of the Credit Policy of the Bank adopted from time to time by the Board of Directors of the Bank and communicated to the Member in writing (“Credit Policy”), the Federal Home Loan Bank Act, as now and hereafter amended (the “Act”), and the regulations and guidelines of the Federal Housing Finance Board now and hereafter in effect (collectively, the “Regulations”); and
WHEREAS, the Bank requires that advances by the Bank be secured pursuant to this Agreement, and the Member agrees to provide the security the Bank requests in accordance with this Agreement.
NOW THEREFORE, the Member and Bank agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 DEFINITIONS. As used herein, the following terms shall have the following meanings:
     (a) “Additional Collateral” means items of property other than Capital Stock and Eligible Collateral which are accepted by the Bank as security, as it deems necessary, to fully secure and protect the Bank’s security position on outstanding Advances (as hereinafter defined) or to renew an outstanding Advance in accordance with Section 10(a)(5) of the Act (12 U.S.C. § 1430(a)(5), as amended) and any Regulations adopted thereunder.
     (b) “Advance” or “Advances” means any and all loans or other extensions of credit, including, without limitation, deposits under funding agreements, and all Outstanding Commitment(s) (as hereinafter defined), heretofore, now or hereafter granted by the Bank to, on behalf of, or for the account of, the Member in accordance with such terms and conditions as are applicable to each such transaction under Advance Lending Plans, Special Offerings, and the Commitment Program as set forth in the Credit Policy (but excluding any obligations that the Bank may now or hereafter have to honor items or transfer orders under a depository or similar agreement between the Member and the Bank).
     (c) “Agreement” means this Advances, Collateral Pledge, and Security Agreement, together with any and all permitted and authorized amendments, modifications, or restatements hereof as may be duly entered into by the parties hereto and all documents or other agreements incorporated by reference including, but not limited to, the Credit Policy.
     (d) “Application” means a writing, signed by the Member, and in such form or forms as shall be specified by the Bank from time to time, by which the Member requests, and which if executed by the Bank shall together with this Agreement evidence the terms of, an Advance or a commitment for an Advance, including, without limitation, in the case of a deposit under a funding agreement, a placement schedule or similar addendum or endorsement to the funding agreement.
     (e) “Capital Stock” means all of the capital stock of the Bank and all payments which have been or hereafter are made on account of subscriptions to and all unpaid dividends on such capital stock.
     (f) “Collateral” means all property, including the proceeds thereof, heretofore assigned, transferred, or pledged to the Bank by the Member as collateral for Advances or other extensions of credit prior to the date hereof, and all Capital Stock, Eligible Collateral, and Additional Collateral, including the proceeds thereof, which is now or hereafter pledged to the Bank pursuant to Section 3.01 hereof.
     (g) “Collateral Maintenance Level” means a dollar amount of Qualifying Collateral equal to such percentage(s) as the Bank may specify from time to time in its Credit Policy of the aggregate dollar amount of (1) the outstanding amounts of all Advances; (2) with respect to each outstanding Swap Transaction, the amount for which the Member is required to maintain
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Collateral; (3) letters of credit; and (4) any additional obligations and liabilities of the Member to the Bank. The Bank may increase or decrease the Collateral Maintenance Level at any time upon prior written or electronic notice to the Bank’s members generally.
     (h) “Confirmation of Advance” means a writing or machine readable electronic transmission, in such form or forms as the Bank may generate from time to time, by which the Bank agrees to and confirms the Member’s telephonic or other unsigned request for an Advance or a commitment for an Advance and which, together with this Agreement, shall evidence the terms of such Advance or commitment for an Advance.
     (i) “Eligible Collateral” means Capital Stock, First Mortgage Collateral, Government and Agency Securities Collateral, Other Eligible Collateral, and Other Securities Collateral.
     (j) “Event of Default” means Event of Default as defined in Section 4.01 hereof.
     (k) “First Mortgage Collateral” means First Mortgage Documents (excluding participation or other fractional interests therein) and all ancillary security agreements, policies and certificates of insurance or guarantees, rent assignments, FHA mortgage insurance or VA loan guarantee certificates, title insurance policies, evidences of recordation, applications, underwriting materials, surveys, appraisals, approvals, permits, notices, opinions of counsel, loan servicing data, and all other electronically stored and written records or materials relating to the loans evidenced or secured by the First Mortgage Documents.
     (1) “First Mortgage Documents” means mortgages, deeds of trust and security instruments (herein “mortgages”) creating a first lien on one-to-four unit residential dwellings, and all notes, bonds, or other instruments (herein “mortgage notes”) evidencing fully disbursed whole loans secured by such mortgages and any endorsements or assignments thereof to the Member.
     (m) “Government and Agency Securities Collateral” means mortgage-backed securities (including participation certificates) issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association, obligations guaranteed by the Government National Mortgage Association, consolidated obligations of the Federal Home Loan Bank System and obligations issued or guaranteed by the United States or an agency thereof.
     (n) “Indebtedness” means all indebtedness, now or hereafter outstanding, of the Member to the Bank, including, without limitation, all Advances, interest, and all other obligations to pay and liabilities of the Member to the Bank.
     (o) “Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, adjudication, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.
     (p) “Lendable Collateral Value” means an amount equal to such percentage as the Bank shall from time to time, in its sole discretion, ascribe to the market value or unpaid principal balances of items of Qualifying Collateral.
     (q) “NAIC” means The National Association of Insurance Commissioners or any successor thereof.
     (r) “Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
     (s) “Other Eligible Collateral” means items of property other than Capital Stock, First Mortgage Collateral, Government and Agency Securities Collateral, and Other Securities Collateral such as deposits at a Federal Home Loan Bank and other real estate related collateral as defined in Section 10 (a)(4) of the Act (12 U.S.C. 1430 (a)(4), as amended) and in any Regulations adopted thereunder.
     (t) “Other Mortgage Documents” mean mortgages creating an interest in real property other than a first lien on a one-to-four unit dwelling and all mortgage notes secured by such mortgages and any endorsements or assignments thereof to the Member.
     (u) “Other Securities Collateral” means securities, other than Government and Agency Securities Collateral, representing a whole interest in fully disbursed whole first mortgage notes secured by mortgages on improved residential property such as certain classes of REMICs, mortgage-backed debt obligations, collateralized mortgage obligations, mortgage pass-through certificates, and mortgage participation certificates.
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     (v) “Outstanding Commitment(s)” means, at any point in time, the maximum aggregate principal amount of each Advance or payment which the Bank may be obligated to make to, on behalf of, or for the account of, the Member, regardless of whether such obligation is contingent in whole or in part, including, without limitation, letters of credit, firm commitments, guarantees, or other arrangements intended to facilitate transactions between the Member and third parties.
     (w) “Qualifying Collateral” means Collateral other than Capital Stock which: (1) qualifies as security for Advances under the terms and conditions of the Credit Policy, the Act, and the Regulations and satisfies requirements that may be established by the Bank; (2) is owned by the Member free and clear of any liens. encumbrances, or other interests other than the assignment to the Bank hereunder; (3) has not been in default within the most recent 12-month period, excepting only, in the case of First Mortgage Collateral, payments which are overdue by not more than 90 days; (4) in the case of First Mortgage Collateral, relates to residential real property on which is located a one-to-four unit dwelling that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in full in case of loss and as to which all real estate taxes are current; (5) in the case of First Mortgage Collateral and Other Eligible Collateral, does not secure an indebtedness on which any director, officer, employee, attorney, or agent of the Member or any Federal Home Loan Bank is personally liable; and (6) in the case of Government and Agency Securities Collateral, Other Eligible Collateral, Other Securities Collateral, and Additional Collateral, has been pledged by the Member to the Bank pursuant to Section 3.01(a) and specifically accepted by the Bank as Qualifying Collateral.
     (x) “RBC Level” means the level of risk based capital as determined from time to time in accordance with the most restrictive, as of the date of determination, of the following: (1) state insurance law applicable to the Member; (2) the policies and procedures of the state insurance department having regulatory authority over the Member, whether or not having the force or effect of Law; and (3) the policies and procedures of the NAIC, whether or not having the force or effect of Law. which level, in the case of any of (1), (2) or (3), requires a response by the Member or the State insurance department having regulatory authority over the Member. The RBC Levels may include without limitation, the following levels as currently defined under the policies and procedures of the NAIC: Company Action Level, Regulatory Action Level, Authorized Control Level and Mandatory Control Level as said terms are determined by the NAIC.
     (y) “RBC Plan” means each comprehensive financial plan, including all amendments and modifications thereto, filed by the Member with the state insurance department having regulatory authority over the Member at such time as the Member’s RBC Level is at the Company Action Level, as such term is currently defined under the policies and procedures of the NAIC, or RBC Level of similar import, which RBC Plan, without limitation, explains the facts contributing to the Member’s condition and identifies corrective action to be taken by the Member.
     (z) “RBC Report” means the report filed each year by the Member with the state insurance department having regulatory authority over the Member, such report to set forth a detailed calculation of the Member’s RBC Level as of the end of the immediately preceding calendar year, or in the event no such report is filed, then the report filed each year with the NAIC by the Member.
     (aa) “Risk-Based Capital” means that calculation, as in effect from time to time, which shall be the most restrictive, as of each date of determination, of the calculations utilized by the following: (1) state insurance Law applicable to the Member (2) the policies and procedures of the state insurance department having regulatory authority over the Member, whether or not having the force or effect of Law; or (3) the policies and procedures of the NAIC whether or not having the force or effect of Law, which calculation, in the case of any of (1), (2) or (3), determines, among other matters, the sufficiency of capital of the Member. Without limiting the generality of the foregoing, as of the date hereof such calculation in accordance with the policies and procedures of the NAIC takes into account the risk with respect to an insurance company’s assets, the risk of adverse loss experience with respect to an insurance company’s policy liabilities, underwriting and credit risks and all other business risks relevant to such insurance company.
     (bb) “REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.
     (cc) “Swap Transaction” means an interest rate swap, interest rate cap, floor or collar, currency exchange transaction, or similar transaction entered into between the Bank and the Member.
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ARTICLE II
ADVANCES AGREEMENT
Section 2.01 ADVANCE DOCUMENTATION.
     (a) The Member may apply for Advances and commitments for Advances or to renew an Advance by completing and submitting an Application to the Bank or by telephonic or other unsigned communication (“telephonic application”). The Bank may suspend the use of telephonic applications at any time upon prior written or electronic notice to the Bank’s members generally. The terms of each Advance or commitment for an Advance shall be conclusively established by this Agreement and by either (1) the Member’s Application when such Application is executed by the Bank without any change; (2) in the case of a telephonic application received, completed, or modified by the Bank, by a Confirmation of Advance generated by the Bank; or (3) in the case of an open line of credit Advance, the Member’s Daily Investment Deposit Statement (“DIDS”).
     (b) Within three (3) business days of the date of the Member’s receipt of the Bank’s Confirmation of Advance, the Member shall prepare, sign, and submit to the Bank a completed Application conforming to such Confirmation of Advance. Failure of the Bank to receive such conforming Application from the Member shall in no way affect the Member’s obligations with respect to such Advance. The Member shall be estopped from asserting any claim or defense with respect to the terms applicable to an Advance or a commitment for an Advance entered into pursuant to a telephonic application unless, within two (2) business days of receipt of the Bank’s Confirmation of Advance, or, in the case of an open line of credit Advance, the DIDS, the Member delivers to the Bank a written notice specifying the disputed term(s) or condition(s) of the Advance or commitment for an Advance. Upon the request of the Bank, the Member shall sign and deliver to the Bank a promissory note or notes in such form as the Bank may reasonably require evidencing any Advance. Unless otherwise agreed to by the Bank in writing, each Advance shall be made by crediting the Member’s Daily Investment Deposit Account (“DID Account”) with the Bank.
Section 2.02 REPAYMENT OF ADVANCES.
     (a) The Member agrees to repay each Advance in accordance with this Agreement and the terms and conditions of the Application or Confirmation of Advance evidencing such Advance, or, in the case of an open line of credit Advance, on demand. Interest shall be paid on each Advance at the times specified by the Bank in the Credit Policy, Application, Confirmation of Advance, or, in the case of an open line of credit Advance, the DIDS, and shall be charged for each day that an Advance is outstanding at the rate applicable to each such Advance.
     (b) The Member shall insure that, on any day on which any payment is due to the Bank with respect to Advances or other Indebtedness, the Member’s DID Account with the Bank has an available balance in an amount at least equal to the amounts then due and payable to the Bank, and the Member hereby authorizes the Bank to debit the Member’s DID Account with the Bank for all amounts due and payable with respect to any Advance and for all other amounts due and payable hereunder. In the event that the available balance in the Member’s DID Account is insufficient to pay such due and payable amounts, the Bank may, without notice to or request from the Member, apply any other deposits, credits, or monies of the Member then in the possession of the Bank (and not held by the Bank as bailee for a third party) to the payment of amounts due and payable or, in the sole discretion of the Bank, the Bank may fund an Advance to the Member in the amount of the insufficiency, which Advance shall bear interest from the date the same shall be made until paid at the rate in effect and being charged by the Bank from time to time on overdrafts on DID Accounts of its members.
     (c) The Member shall pay to the Bank, immediately and without demand, interest on any past due principal of and interest on any Advance at an interest rate which is the greater of (1) the rate applicable to such Advance plus one percent (1%), or (2) as specified in the Credit Policy, but in no event more than any applicable limit set by the Regulations. A payment on any Advance shall be deemed past due if such payment is not received by the Bank on or before the applicable due date provided in the Application or the Confirmation of Advance, or, in the case of an open line of credit Advance or a declaration pursuant to Section 4.01 hereof, on demand.
     (d) All payments with respect to Advances shall be applied first to any fees or charges applicable thereto and to interest due thereon, in such order as the Bank may determine, and then to any principal amount thereof that is then due and payable.
Section. 2.03 OUTSTANDING COMMITMENT(S). In the event that there are one or more Outstanding Commitment(s) at the time of an Event of Default, the Bank may at its option, and without notice to or request from the Member, make an Advance
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by crediting a special account of the Member with the Bank in an amount equal to the Outstanding Commitment(s). The Bank shall have a first priority perfected security interest in any such special account, and amounts credited to such special account may not be withdrawn by the Member for so long as there shall be Outstanding Commitment(s). Amounts credited to such special account shall be utilized by the Bank for the purpose of satisfying the Bank’s obligations under the Outstanding Commitment(s). When all such obligations have expired or have been satisfied, the Bank shall disburse the balance, if any, in such special account first to the satisfaction of any amounts then due and owing by the Member to the Bank and then to the Member or its successor’s interest. Advances made pursuant to this Section 2.03 shall be payable on demand and shall bear interest from the date the same shall be made until paid at the rate in effect and being charged by the Bank from time to time on overdrafts on DID Accounts of its members, but in no event more than any applicable limit set by the Regulations.
Section 2.04 AMORTIZATION OF ADVANCES.
     (a) In the event that the Bank determines that the creditworthiness of the Member, as reasonably determined from time to time by the Bank, does not meet the requirements of the Bank, the Bank may, without limitation of the Bank’s rights upon the occurrence of an Event of Default, require amortization by means of monthly payments of principal on all or part of the Member’s Advances. The Member agrees to begin making such monthly amortization payments, upon thirty (30) days written notice from the Bank, in such monthly amounts as the Bank shall specify in writing. Member shall make such payments while any amount remains unpaid on the subject Advances or until notified otherwise by the Bank. No monthly payment shall exceed ten percent (10%) of the original principal balance of the Advance being amortized. Unless otherwise specified by the Bank in writing to the Member, such monthly amortizing payments shall not extend or modify the maturity date or other scheduled payment dates applicable to the Advance being amortized and interest shall continue to accrue on such Advance as amortized. Amortization payments required pursuant to this Section 2.04 shall be in addition to all other payments of principal and interest with respect to any other Advances that are not subject to amortization pursuant to this Section 2.04.
     (b) In the event the Bank renews an Advance which is not fully secured by Eligible Collateral pursuant to Section 10(a)(5) of the Act (12 U.S.C. 1430(a)(5), as amended) and any Regulations adopted thereunder, the Member shall reduce the level of such Advance in accordance with a repayment schedule determined by the Federal Housing Finance Board as required by this section of the Act.
Section 2.05 DISCRETION OF THE BANK TO GRANT OR DENY ADVANCES. Nothing contained herein, in the Credit Policy, or in any other documents describing or setting forth the Bank’s credit program and credit policies shall be construed as an agreement or commitment on the part of the Bank to grant Advances or extend commitments for Advances hereunder or to enter into any other transaction, the right and power of the Bank, in its discretion to either grant or deny any Advance or commitment for an Advance requested hereunder, being expressly reserved. The determination by the Bank of Lendable Collateral Value shall not constitute a determination by the Bank that the Member may obtain Advances or commitments for Advances in amounts up to such Lendable Collateral Value.
ARTICLE III
SECURITY AGREEMENT
Section 3.01 CREATION OF SECURITY INTEREST.
     (a) As security for all Indebtedness, the Member hereby assigns, transfers, and pledges to the Bank, and grants to the Bank a security interest in all of the (i) Capital Stock now or hereafter owned by the Member and all proceeds thereof and (ii) Government and Agency Securities Collateral now or hereafter owned by the Member, and all proceeds thereof which is sufficiently identified in a written communication from the Member to the Bank, which the Bank has accepted as Qualifying Collateral, and in which the security interest of the Bank shall be perfected in conformity with the requirements of Section 3.04 hereof.
     (b) The Member also hereby assigns, transfers, and pledges to the Bank as security for all Indebtedness, and grants to the Bank a security interest in such First Mortgage Collateral, Other Eligible Collateral, Other Securities Collateral, and Additional Collateral now or hereafter owned by the Member, and all proceeds thereof, which is delivered pursuant to Section 3.03(a) at any time the Member shall not have assigned, transferred, or pledged to the Bank, under this Agreement, Government and Agency Securities Collateral which is Qualifying Collateral and which has a Lendable Collateral Value at least equal to the Collateral Maintenance Level; (2) at any time the Member does not qualify under the Bank’s criteria in the Credit Policy for Member eligibility to secure Advances under this Agreement; (3) if the Bank determines in good faith that the value of the Collateral pledged pursuant to Section 3.01(a) may not be adequately ascertained; or (4) at any time the Bank deems itself insecure. To assure that the Member provides to the Bank Qualifying Collateral with a Lendable Collateral Value at least equal to the Collateral Maintenance Level at all times, the Bank may require that the Member make, execute, record,
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and deliver to the Bank additional agreements, financing statements, notices, assignments, listings, powers, and other documents in connection with any such Collateral being pledged pursuant to this Section 3.01(b) and the Bank’s security interest therein.
     (c) The liens and security interests granted to the Bank in the Collateral constitute and will continue to constitute valid and enforceable first priority security interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. All action has been taken which is necessary or advisable to establish such valid and enforceable first priority security interest in favor of the Bank in the Collateral and there is no necessity for any further action in order to preserve, protect and continue such rights of the Bank. In the case of certificated securities constituting a portion of the Collateral, possession of any certificates evidencing such Collateral has been given to the Bank. In the case of that portion of the Collateral against which a Uniform Commercial Code Financing Statement has been filed or for which possession has been given to the Bank, all action has been taken which is necessary or advisable to establish such valid and enforceable first priority, perfected security interest in favor of the Bank in that Collateral and there is no necessity for any further action in order to perfect, preserve, protect and continue such rights of the Bank. All filling fees and other expenses in connection with each of the foregoing actions have been or will be paid by the Member.
Section 3.02 COLLATERAL MAINTENANCE REQUIREMENT.
     (a) The Member shall at all times maintain as Collateral an amount of Qualifying Collateral which has a Lendable Collateral Value that is at least equal to the then current required Collateral Maintenance Level. The Member shall not assign, pledge, transfer, create any security interest in, sell, or otherwise dispose of any Collateral, nor shall the Member foreclose any First Mortgage Collateral without the express written consent of the Bank if: (1) such Collateral has been delivered to and is held by or on behalf of the Bank pursuant to Section 3.03 hereof, or the Bank has otherwise perfected its security interest in such Collateral; or (2) at the time of or immediately after such action, the Member is not or would not be in compliance with the collateral maintenance requirements of the first sentence of this Section 3.02(a) or is or would otherwise be in default under this Agreement.
     (b) Subject to Section 3.03 hereof, Collateral shall be held by the Member in trust for the benefit of, and subject to the direction and control of, the Bank and will be physically safeguarded by the Member with at least the same degree of care as the Member uses in physically safeguarding its other property. Without limitation of the foregoing, the Member shall take all action necessary or desirable to protect and preserve the Collateral and the Bank’s interest therein, including without limitation the maintaining of insurance on property securing First Mortgage Collateral (such policies and certificates of insurance or guaranty relating to such mortgages are herein called “insurance”), the collection of payments under all mortgages and under all insurance, and otherwise assuring that all mortgages are serviced in accordance with the standards of a reasonable and prudent mortgagee.
     (c) If any Collateral that was Qualifying Collateral ceases to be Qualifying Collateral, the Member shall promptly notify the Bank in writing of that fact and, if so requested by the Bank, of the reason that the Collateral, has ceased to be Qualifying Collateral. If such Collateral was delivered to the Bank pursuant to Section 3.03 hereof, the Member shall request withdrawal of such Collateral pursuant to Section 3.05 hereof and shall promptly deliver other Qualifying Collateral having at least the same Lendable Collateral Value as the Collateral so requested to be withdrawn.
     (d) The Bank may review the form and sufficiency of all documents pertaining to the Collateral. Such documents must be satisfactory to the Bank and, if not, such Collateral may not be acceptable as Qualifying Collateral or may have a Lendable Collateral Value applied thereto that is less than the Lendable Collateral Value otherwise applicable under the Bank’s Credit Policy, as the Bank may specify. The Bank may require that the Member make any or all documents pertaining to the Collateral available to the Bank for its inspection and approval.
Section 3.03 DELIVERY OF COLLATERAL.
     (a) The Member shall deliver to the Bank, or to a custodian designated by the Bank, such amount of Qualifying Collateral as may be necessary so that the Lendable Collateral Value of such Qualifying Collateral held by the Bank, or such custodian, meets or exceeds the Collateral Maintenance Level at all times. Collateral delivered to the Bank shall be endorsed or assigned, as appropriate, in recordable form by the Member to the Bank, as specified by the Bank. When requested by the Bank, such endorsements or assignments shall be in blanket form except that, in the case of First Mortgage Documents and Other Mortgage Documents, there shall be separate endorsements and assignments for each county or recording district in which the real property covered by an item of First Mortgage Collateral or Other Eligible Collateral is located. With respect to First Mortgage Collateral and mortgage loans which are Other Eligible Collateral that are delivered hereunder, the Member need only deliver the First Mortgage Documents and Other Mortgage Documents, unless otherwise directed by the Bank.
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Concurrently with the initial delivery of Collateral, the Member shall deliver to the Bank a status report and accompanying schedules, all in the form(s) prescribed by the Bank, specifying and describing the Collateral held by the Bank or its custodian and certifying that such Collateral is Qualifying Collateral.
     (b) With respect to uncertificated securities pledged to the Bank as Government and Agency Securities Collateral, Other Securities Collateral, or Additional Collateral hereunder, the delivery requirements contained in this Agreement shall be satisfied by the transfer of a security interest in such securities to the Bank, such transfer to be effected in such manner and to be evidenced by such documents as shall be specified by the Bank.
     (c) The Member agrees to pay to the Bank such reasonable fees and charges as may be assessed by the Bank to cover the Bank’s overhead and other costs relating to the receipt, holding, redelivery, and reassignment of Collateral and to reimburse the Bank upon request for all recording fees and other reasonable expenses, disbursements, and advances incurred or made by the Bank in connection therewith (including the reasonable compensation and the expenses and disbursements of any custodian, consultant, or appraiser that may be appointed by the Bank hereunder, and the agents and legal counsel of the Bank and of such custodian). Any sums owed to the Bank under this Section 3.03(c) may be collected by the Bank, at its option, by debiting the Member’s DID account with the Bank.
     (d) The Member shall, upon request of the Bank, immediately take such other actions as the Bank shall deem necessary or appropriate to perfect the Bank’s security interest in the Collateral or otherwise to obtain, preserve, protect, enforce, or collect the Collateral or the proceeds thereof.
Section 3.04 PERFECTION OF COLLATERAL.
     (a) The Member shall take all actions such that at all times there shall be delivered to the Bank, or to a custodian designated by the Bank, all Collateral including such Qualifying Collateral as may be necessary so that the Lendable Market Value of Qualifying Collateral held by the Bank, or such custodian, meets or exceeds the Collateral Maintenance Level at all times, and shall take any and all other actions as may be specified by the Bank to perfect in favor of the Bank a valid, and enforceable first priority security interest in the Collateral, including without limitation the filing of financing statements, notice to financial intermediaries and delivery of assignments and stock powers. Collateral delivered to the Bank shall be endorsed or assigned in recordable form by the Member to the Bank as directed by the Bank. With respect to First Mortgage Collateral (if permitted by the Bank’s Credit Policy to be part of Qualifying Collateral) that is to be delivered hereunder, the Member shall deliver the First Mortgage Documents with necessary endorsements and assignments relating thereto unless otherwise directed by the Bank. Concurrently with the initial delivery of Collateral and at such other times as provided in the Credit Policy or as the Bank may otherwise request, the Member will deliver to the Bank a status report and accompanying schedules, all in form and substance satisfactory to the Bank and dated as of the then most recent valuation date, describing the Collateral held by the Bank or its custodian.
     (b) With respect to uncertificated or book entry securities pledged to the Bank as Government and Agency Securities Collateral or Other Eligible Collateral hereunder, the delivery requirements contained in this Agreement shall be satisfied by the transfer of a security interest in such securities to the Bank, such transfer to be effected in such manner and to be evidenced by such documents as shall be specified by the Bank.
     (c) The Member agrees to pay to the Bank (or the attorney, representative, or agent of the Bank, if the Bank so directs the Member) such reasonable fees and charges as may be assessed by the Bank to cover the Bank’s overhead and other costs relating to the grant, perfection, receipt, holding, release and sale or other disposition of Collateral and to reimburse the Bank upon request for all recording fees and other reasonable expenses, disbursements and advances incurred or made by the Bank in connection therewith (including the reasonable compensation and the expenses and disbursements of any custodian that may be appointed by the Bank hereunder, and the agents and legal counsel of the Bank and of such custodian).
Section 3.05 WITHDRAWAL OF COLLATERAL. Upon receipt by the Bank of writings in the form specified by the Bank constituting (a) a request from the Member for the withdrawal of Collateral which has been delivered pursuant to Section 3.03 hereof, or as to which the Bank has otherwise perfected its security interest, (b) a detailed listing of the Collateral to be withdrawn; and (c) a certificate of a responsible officer of the Member certifying as to the Qualifying Collateral, remaining after such withdrawal, that is specified and identified by the Member or held by the Bank, as appropriate, and upon the Bank’s determination that the Lendable Collateral Value of the remaining Qualifying Collateral is not less than the current required Collateral Maintenance Level, the Bank shall promptly redeliver, release, or reassign to the Member, at the Member’s expense, the Collateral specified in the Member’s listing of the Collateral to be withdrawn. Notwithstanding anything to the contrary herein contained, while an Event of Default shall have occurred and be continuing, or at any time that the Bank reasonably and in good faith deems itself insecure, the Member may not obtain any such withdrawal.
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Section 3.06 BANK’S RESPONSIBILITIES AS TO COLLATERAL. The Bank’s duty as to the Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession, which shall not include any steps necessary to preserve rights against prior parties nor the duty to send notices, perform services, or take any action in connection with the management of the Collateral. The Bank shall not have any responsibility or liability for the form, sufficiency, correctness, genuineness, or legal effect of any instrument or document constituting a part of the Collateral, or any signature thereon or the description or misdescription, or value of property represented, or purported to be represented. by any such document or instrument. The Member agrees that any and all Collateral may be removed by the Bank from the state or location where situated, and may be subsequently dealt with by the Bank as provided in this Agreement.
Section 3.07 BANK’S RIGHTS AS TO COLLATERAL; POWER OF ATTORNEY.
     (a) At any time or times, at the expense of the Member, the Bank may in its discretion, before or after the occurrence of an Event of Default, in its own name or in the name of its nominee or of the Member, do any or all things and take any and all actions that are pertinent to the protection of the Bank’s interest hereunder and, if such actions are subject to the laws of a state, are lawful under the laws of the State of Illinois including, but not limited to the following:
          (1) Terminate any consent given hereunder;
          (2) Notify obligors on any Collateral to make payments thereon directly to the Bank;
          (3) Endorse any Collateral in the Member’s name or that has been endorsed by others to the Member’s name;
          (4) Enter into any extension, compromise, settlement, release, renewal, exchange, or other agreement relating to or affecting any Collateral;
          (5) Take any action the Member is required to take or which is otherwise reasonably necessary to (A) sign and record a financing statement or otherwise perfect a security interest in any or all of the Collateral or (B) obtain, preserve, protect, enforce, or collect the Collateral;
          (6) Take control of any funds or other proceeds generated by the Collateral and use the same to reduce Indebtedness as it becomes due; and
          (7) Cause the Collateral to be transferred to its name or the name of its nominee;
provided; however, that the Bank agrees that it shall not take any of the actions described in clauses (2), (4), (6), or (7) above prior to the occurrence of an Event of Default or an event which, with the passage of time or the giving of notice, or both, would become an Event of Default. The Bank shall attempt to give the Member prior notice of its intent to take any of the actions specified in this Section 3.07(a), but the Bank’s right to take such actions shall not be limited by the failure to give such notice.
     (b) The Member hereby appoints the Bank as its true and lawful attorney, for and on behalf of the Member and in its name, place, and stead, to prepare, execute, and record endorsements and assignments to the Bank of all or any item of Collateral, giving or granting to the Bank, as such attorney, full power and authority to do or perform every lawful act necessary or proper in connection therewith as fully as the Member might or could do. The Member hereby ratifies and confirms all that the Bank shall lawfully do or cause to be done by virtue of this special power of attorney. This special power of attorney is granted for a period commencing on the date of the incurrence of any Indebtedness hereunder and continuing until the discharge of all Indebtedness and all obligations of the Member hereunder regardless of any default by the Member, is coupled with an interest, and is irrevocable for the period granted.
Section 3.08 SUBORDINATION OF OTHER LOANS TO FIRST MORTGAGE COLLATERAL. The Member hereby agrees that all mortgage notes which are part of the First Mortgage Collateral or Other Eligible Collateral (“pledged notes”) shall have priority in right and remedy over any claims for other loans, whenever made, and, however evidenced, which are also secured by the mortgages or security agreements securing the pledged notes. The pledged notes shall be satisfied out of the property (or proceeds thereof) covered by such mortgages or security agreements before recourse to such property may be obtained for the repayment of such other loans which are not part of the Collateral. To this end, the Member hereby subordinates the lien of such mortgages and security agreements with respect to such other loans to the lien of such mortgages and security agreements with respect to the pledged notes. The Member further agrees to retain possession of all notes or other instruments evidencing such other loans and not to pledge, assign, or transfer the same, or any interest therein, except insofar as such other loans may
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be pledged to the Bank as part of the Collateral.
Section 3.09 PROCEEDS OF COLLATERAL. The Member, as the Bank’s agent, shall collect all payments when due on all Collateral. If the Bank so requires, the Member shall hold such collections separate from its other monies in one or more designated cash collateral accounts maintained at the Bank and apply them to the reduction of Indebtedness as it becomes due; otherwise, the Bank consents to the Member’s use and disposition of all such collections.
Section 3.10 REPORTS; COLLATERAL AUDITS; ACCESS.
     (a) The Member shall furnish to the Bank annually, and at such times as the Bank may request, an audit report with respect to the Member’s Collateral, Qualifying Collateral, and Collateral Maintenance Level prepared by the Member’s external auditor, in accordance with generally accepted auditing standards, and in form and substance acceptable to the Bank,
     (b) The Member shall furnish to the Bank at such times as the Bank may reasonably request, or as necessary to satisfy the requirements of the Bank, a status report with respect to the Member’s Collateral prepared by the Member in form and substance acceptable to the Bank, and as of a date within two weeks of the report due date. The status report shall be a written report covering such matters regarding the Collateral as the Bank may reasonably require, including listings of mortgages and unpaid principal balances thereof and certifications concerning the status of payments on mortgages and of taxes and insurance on property securing mortgages.
     (c) The Member shall deliver to the Bank, simultaneously with the Member’s delivery thereof to the appropriate federal or state Official Body, a copy of each Form 10-K, 10-Q or other filing with the Securities and Exchange Commission with respect to Member and a copy of all financial statements, including without limitation all actuarial certifications required in accordance with applicable Law to be filed with any Official Body, such financial statements to be prepared in accordance with all of the requirements of applicable Law (without limitation, as to format, accounting methods and otherwise) and whether or not adopted by applicable Law the requirements of the NAIC (and in the event of any conflicting provisions, including a reconciliation of any difference between the requirements of applicable Law and the NAIC requirements) or, in the event that there are no such requirements of applicable Law, then to be prepared in accordance with generally accepted accounting principles.
     (d) The Member shall provide to the Bank, as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter in each fiscal year, a detailed calculation of Member’s Risk-Based Capital and consolidated and consolidating financial statements of the Member, consisting of a balance sheet as of the end of such fiscal quarter and related statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Member as having been prepared in accordance with generally accepted accounting principles, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
     (e) The Member shall provide to the Bank, as soon as available in any event within ninety (90) days after the end of each fiscal year of the Member, consolidated and consolidating financial statements of the Member consisting of a balance sheet as of the end of such fiscal year, and related statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants reasonably satisfactory to the Bank. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Member under this Agreement or the related documents evidencing or in connection with the Indebtedness, together with a letter of such accountants substantially to the effect that based upon their ordinary and customary examination of the affairs of the Member, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or event which with the giving of notice or the passing of time or both would constitute an Event of Default, or, if they are aware of such condition or event, stating the nature thereof.
     (f) Concurrently with the financial statements of the Member furnished to the Bank pursuant to Sections 3.10(c), (d) and (e) hereof, a certificate of the Member signed by the Chief Executive Officer, President or Chief Financial Officer of the Member, to the effect that, (i) the representations and warranties of the Member contained in this Agreement and the related documents evidencing or in connection with the Indebtedness are true on and as of the date of such certificate with the same
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effect as though such representations and warranties had been made on and as of such date and the Member has performed and complied with all covenants and conditions hereof, and (ii) no Event of Default or event which with the passing of time or the giving of notice or both would become an Event of Default exists and is continuing on the date of such certificate.
     (g) The Member shall automatically deliver to the Bank, without any request therefor by the Bank, a copy of each RBC Report of the Member and, if any, each RBC Plan of the Member upon preparation of the same by the Member.
     (h) The Member shall deliver to the Bank within five (5) days of the occurrence thereof, a copy of any amendment to the Member’s by-laws, articles or certificate of incorporation or other charter documents.
     (i) The Member shall automatically deliver to the Bank such other information as the Bank’s Credit Policy may from time to time require the Member to deliver to the Bank or as the Bank may otherwise from time to time reasonably request.
     (j) The Member shall provide written notice to the Bank upon the occurrence of an Event of Default,
     (k) All Collateral and the satisfaction of the Collateral Maintenance Level, and any matters relating thereto, shall be subject to audit and verification by or on behalf of the Bank. Such audits and verifications may occur without notice during the Members normal business hours or upon reasonable notice at such other times as the Bank may reasonably request. The Member shall provide access to, and shall make adequate working facilities available to, the representatives or agents of the Bank for purposes of such audits and verification. Reasonable fees and charges may be assessed to the Member by the Bank to cover overhead and other costs relating to such audit and verification.
     (l) If so requested by the Bank, the Member shall promptly report to the Bank any event which reduces the principal balance of any mortgage or securities or other item of Collateral by five percent (5%) or more, whether by prepayment, foreclosure sale, insurance, guaranty payment, or otherwise.
     (m) The Member shall give the Bank access at all reasonable times to Collateral in the Member’s possession and to the Member’s books and records of account relating to such Collateral, for the purpose of the Bank’s examining, verifying, or reconciling the Collateral and the Member’s reports to the Bank thereon.
     (n) If the Member becomes aware or has reason to believe that the Lendable Collateral Value of the Member’s Qualifying Collateral has fallen below the Collateral Maintenance Level, or that a contingency exists which with the lapse of time could result in the Member failing to meet the Collateral Maintenance Level, the Member shall immediately notify the Bank.
     (o) Notwithstanding anything to the contrary, the Member shall be solely responsible for the accuracy and adequacy of all information and data in each audit or status report (or other writing specifying and describing any Collateral) submitted to the Bank, regardless of the form in which submitted. To enable the Bank to regenerate any files or data previously furnished to the Bank with respect to any Collateral or any information contained in any audit or status report, the Member shall at all times maintain complete and accurate records and materials supporting and/or relating to any audit or status report and shall make the same available, on request, to the Bank The parties hereto agree that the maintenance and retention of such supporting records and materials shall be the sole responsibility of the Member and that the Bank shall not be liable for any loss of such data.
     (p) The Bank shall have no duty to make any independent examination of or calculation with respect to the information submitted in an audit or status report (or in any written schedule that may be submitted by the Member) and without limiting the generality of the foregoing, the Bank makes no representation or warranty as to the validity, accuracy, or completeness of any information contained in any written records of the Bank concerning, or of any response to, such audit or status report.
Section 3.11 MEMBER’S REPRESENTATIONS AND WARRANTIES CONCERNING COLLATERAL. The Member represents and warrants to the Bank, as of the date hereof and the date of each Advance hereunder, as follows:
     (a) The Member owns and has marketable title to the Collateral and has the right and authority to grant a security interest in the Collateral and to subject all of the Collateral to this Agreement;
     (b) The information given from time to time by the Member as to each item of Collateral is true, accurate, and complete in all material respects;
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     (c) All the Collateral meets the standards and requirements with respect thereto from time to time established by the Act, the Regulations, and the Bank;
     (d) The lien of the First Mortgage Collateral and Other Eligible Collateral on the real property securing the same is a perfected lien under applicable state law and the lien of the First Mortgage Collateral is a first lien;
     (e) Except as may be approved in writing by the Bank, the Member has not conveyed or otherwise created, and there does not otherwise exist, any participation interest or other direct, indirect, legal, or beneficial interest in any Collateral on the part of anyone other than the Bank and the Member;
     (f) All signatories to any and all writings that constitute any Collateral are and will be bound as they appear to be by their signatures and have the requisite authority and capacity (corporate or other) to execute such writings;
     (g) Except as may be approved in writing by the Bank, no account debtor or other obligor owing any obligation to the Member with respect to any item of First Mortgage Collateral or Other Eligible Collateral has or will have any defenses, offsetting claims, or other rights affecting the right of the Member or the Bank to enforce the writings constituting any such mortgage, mortgage note or promissory obligation, and no defaults (or conditions that, with the passage of time or the giving of notice or both, would constitute a default) exist or will exist under any such writings; and
     (h) No part of any real property or interest in real property that is the subject of mortgages included in Qualifying Collateral contains or is subject to the effects of toxic or hazardous materials or other hazardous substances (including those defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq,; the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.: and in the regulations adopted and publications promulgated pursuant to said laws) the presence of which could subject the Bank to any liability under applicable state or Federal law or local ordinance either at any time that such property is pledged to the Bank or upon the enforcement by the Bank of its security interest therein. The Member hereby agrees to indemnify and hold the Bank harmless against all costs, claims, expenses, damages, and liabilities resulting in any way from the presence or effects of any such toxic or hazardous substances or materials in, on, or under any real property or interest in real property that is subject to or included in the Collateral.
Section 3.12 ADDITIONAL DOCUMENTATION. The Member shall make, execute, acknowledge, record, and deliver to the Bank such financing statements, notices, assignments, listings, powers, and other documents with respect to the Collateral and the Bank’s security interest therein and in such form as the Bank may reasonably require.
ARTICLE IV
DEFAULT; REMEDIES
Section 4.01 EVENTS OF DEFAULT; ACCELERATION. Upon the occurrence of and during the continuation of any of the following events or conditions of default (“Event of Default”), the Bank may at its option and in its discretion, by a notice to the Member, declare all or any part(s) of the Indebtedness and accrued interest thereon, including any prepayment fees or charges which are payable in connection with the payment prior to the originally scheduled maturity of any Advance, to be immediately due and payable without presentment, demand, protest, or any further notice:
     (a) Failure of the Member to pay when due the principal of any Advance: or the failure to pay when due any interest on any Advance and such failure shall continue for three (3) calendar days:
     (b) Failure of the Member to perform any promise or obligation or to satisfy any condition or liability contained herein, in any Application, in any Confirmation of Advance or in any other agreement to which the Member and the Bank are parties;
     (c) Evidence coming to the attention of the Bank that any representations, statements, or warranties made or furnished in any manner to the Bank by or on behalf of the Member in connection with any Advance, any specification or description of Qualifying Collateral or any report or certification concerning the status, or principal balance of any item of Collateral was false in any material respect when made or furnished;
     (d) Failure of the Member to grant and deliver to the Bank a valid and enforceable first priority, perfected security
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interest in Qualifying Collateral which has a Lendable Market Value that is at least equal to the then current Collateral Maintenance Level, free of any encumbrances or claims as required herein, or to maintain the same after the creation of such security interest;
     (e) The issuance of any tax, levy, seizure, attachment, garnishment, levy of execution, or other process with respect to the Collateral;
     (f) Any suspension of payment by the Member to any creditor of sums due or the occurrence of any event which results (or which with the giving of notice or passage of time, or both, will result) in another creditor having the right to accelerate the maturity of any indebtedness of the Member in excess of $1,000,000 in the aggregate under any security agreement, indenture, loan agreement, or comparable undertaking;
     (g) Any Official Body takes any action with respect to the Member which (i) is in anticipation of a takeover or assumption of control of the Member by any Official Body; (ii) is a takeover or assumption of control of the Member by any Official Body; or (iii) results in the supervision of the Member’s operations pursuant to an order of any court or Official Body;
     (h) Application for or appointment of a conservator, receiver, or similar official for the Member or any subsidiary of the Member, or the Member’s property, entry of a judgment, decree, or administrative decision adjudicating the Member or any subsidiary of the Member insolvent or bankrupt or an assignment by the Member or any subsidiary of the Member for benefit of creditors or the appointment of a trustee, conservator, receiver, liquidator, custodian, or similar official for any parent company (direct or indirect) of the Member or other entity or person owning fifty percent (50%) or more of the outstanding capital stock of the Member, or the filing of a petition or application by any person for the appointment of any such official for any such parent of the Member or the transfer of any of the Member’s assets or liabilities (whether by purchase and assumption by any third party or merger or otherwise) in connection with or as a result of any event heretofore described in this Section 4.01(g);
     (i) Sale by the Member of all or a material part of the Member’s assets or the taking of any other action by the Member to liquidate or dissolve;
     (j) Termination for any reason of the Member’s membership in the Bank, or the Member’s ceasing to be a type of entity that is eligible under the Act to become a member of the Bank;
     (k) Merger, consolidation, or other combination of the Member with an entity which is not a member of the Bank if the nonmember entity is the surviving entity;
     (l) The Bank reasonably and in good faith determines that a material adverse change has occurred in the financial condition of the Member from that disclosed at the time of the making of any Advance or from the condition of the Member as theretofore most recently disclosed to the Bank;
     (m) The Member’s rating by one of the following rating agencies is less than the rating set forth below:

A.M. Best Co.:	B

Fitch:	BBB
A ratings downgrade within the ratings grade, but below the ratings level stated, will be considered an Event of Default.
     (n) In accordance with any of (i) state insurance Law applicable to the Member, (ii) the policies and procedures of the state insurance department having regulator authority over the Member, whether or not having the force and effect of Law or (iii) the policies or procedures of the NAIC, whether or not having the force or effect of Law, with respect to the Member’s RBC Level with a Regulatory Action Level event, an Authorized Control Level event, or a Mandatory Control Level event (as such events are currently defined in the policies and procedures of the NAIC), or an event of similar import occurs; or
     (o) The Member’s policyholder surplus, as reported on its most recent financial statement filed with an Official Body or the NAIC decreases by ten percent (10%) or more for two consecutive years and in each of such years the Member also reports in such financial statements a net loss from operations.
Section 4.02 REMEDIES.
     (a) Upon the occurrence of any Event of Default, the Bank shall have all of the rights and remedies provided by
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applicable law which shall include, but not be limited to, all of the remedies of a secured party under the Uniform Commercial Code as in effect in the State of Illinois.
     (b) Without limiting or affecting other rights of the Bank pertaining to the Collateral contained herein, the Bank, at its option and in its discretion, may take or cause its agent to take immediate possession of any of the Collateral or any part thereof wherever the same may be found by suit or otherwise. The Bank may sell, assign, and deliver the Collateral or any part thereof at public or private sale for such price as the Bank deems appropriate without any liability for any loss due to a decrease in the market value of the Collateral during the period held. The Bank shall have the right to purchase all or part of the Collateral at such sale. If the Collateral includes insurance or securities which will be redeemed by the issuer upon surrender, or any accounts or deposits in the possession of the Bank, the Bank may realize upon such Collateral without notice to the Member.
     (c) Member waives any demand, advertisement, or notice of the time or place of intended disposition of any of the Collateral unless required by applicable law. When required, such notification shall be deemed reasonably and properly given if given as provided by applicable law or in accordance with Section 5.05 hereof at least 5 days before any such disposition. The Member agrees that the Bank may exercise its rights of setoff upon the occurrence of an Event of Default in the same manner as if the Advances were unsecured.
     (d) Notwithstanding any other provision hereof, upon the occurrence of any Event of Default at any time when all or part of the obligations of the Member to the Bank hereunder shall be the subject of any guarantee by a third party for the Bank’s benefit and there shall be other outstanding obligations of the Member to the Bank that are not so guaranteed but that are secured by the Collateral, then any sums realized by the Bank from the Collateral, or from any other collateral pledged or if furnished to the Bank by the Member under any other agreement, shall be applied first to the satisfaction of such other nonguaranteed obligations and then to the Member’s guaranteed obligations hereunder.
     (e) The Member agrees to pay all the costs and expenses of the Bank in the collection of the Indebtedness and enforcement and preservation of the Bank’s rights and remedies in case of default, including, without limitation, reasonable attorneys fees; provided that the Member shall not be obligated to pay any attorneys fees associated with any appeal by the Bank that is ultimately unsuccessful. Any sums owed to the Bank under this Section 4.02(e) may be collected by the Bank, at its option, by debiting the Member’s DID Account with the Bank.
Section 4.03 PAYMENT OF PREPAYMENT CHARGES. Any prepayment fees or charges applicable to an Advance shall be payable at the time of any voluntary or involuntary payment of all or part of the principal of such Advance prior to the originally scheduled maturity thereof, including without limitation payments that are made as part of a liquidation of the Member or that become due as a result of an acceleration pursuant to Section 4.01 hereof, whether such payment is made by the Member, by a conservator, receiver, liquidator, or trustee of or for the Member, or by any successor to or any assignee of the Member.
Section 4.04 CERTAIN PROVISIONS AS TO SALE OF COLLATERAL. In view of the possibility that Federal and state securities laws and Federal and state laws applicable to Member, may impose certain restrictions on the method by which a sale of the Collateral may be effected, the Bank and the Member agree that any sale of the Collateral as a result of an Event of Default shall be deemed “commercially reasonable” irrespective of whether the notice or manner of such sale contains provisions, or imposes, or is subject to, conditions or restrictions deemed appropriate to comply with, the Securities Act of 1933 or any other applicable Federal or state securities law or any state or Federal law applicable to Member. It is further agreed that from time to time the Bank may attempt to sell the Collateral by means of private placement. In so doing, the Bank may restrict the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution or otherwise impose restrictions deemed appropriate by the Bank for the purpose of complying with the requirements of applicable securities laws. The Bank may solicit offers to buy such Collateral, for cash or otherwise, from a limited number of investors deemed by the Bank to be responsible parties who might be interested in purchasing such Collateral. If the Bank solicits offers from not less than three such investors, then the acceptance by the Bank of the highest offer obtained therefrom (whether or not three offers are obtained) shall be deemed to be a commercially reasonable method of disposing of the Collateral.
Section 4.05 APPLICATION OF PAYMENTS. Upon the occurrence of any Event of Default, the Bank shall apply any payment by or recovery from the Member, or any sum realized from Collateral which shall be received by the Bank (a) to payment of all costs of collection and enforcement; (b) to payment of the Indebtedness in such manner as the Bank shall choose; and (c) to repayment to the Bank of any amounts to be paid or advanced under Outstanding Commitments. The Bank shall, unless otherwise required by applicable law, apply any surplus to the claims of any person(s) legally entitled thereto with any remaining surplus paid to the Member at such time and in such manner as the Bank shall deem fit irrespective of any manifestation of any contrary intention or desire on the part of the Member or the provisions of any other agreement between
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the Bank and the Member.
ARTICLE V
MISCELLANEOUS
Section 5.01 GENERAL REPRESENTATIONS AND WARRANTIES BY THE MEMBER. The Member hereby represents and warrants that, as of the date hereof and the date of each Advance hereunder:
     (a) The Member is not, and neither the execution of nor the performance of any of the transactions or obligations of the Member under this Agreement shall, with the passage of time, the giving of notice or otherwise, cause the Member to be:
(1) in violation of its charter or articles of incorporation, bylaws, the Act or the Regulations, any other law or administrative regulation, any court decree, or any order of a regulatory authority; or (2) in default under or in breach, of any material indenture, contract, or other instrument or agreement to which the Member is a party or by which it or any of its property is bound;
     (b) The Member has full corporate power and authority and has received all corporate and governmental authorizations and approvals (including without limitation those required under the Act and the Regulations) as may be required to enter into and perform its obligations under this Agreement, to borrow each Advance, and to obtain each commitment for an Advance;
     (c) The information given by the Member in any document provided, or in any oral statement made, in connection with an Application, request for an Advance, commitment for an Advance, a pledge, specification, or delivery of Collateral, is true, accurate, and complete in all material respects;
     (d) The Member, unless otherwise exempted, is in compliance with any Regulations pertaining to community investment or service adopted pursuant to Section 10(g) of the Act (12 U.S.C. 1430(g), as amended);
     (e) All long-term Advances shall be utilized solely for the purpose of providing funds for residential housing finance. “Long-term” is defined as five years or greater in term or as defined by the Federal Housing Finance Board;
     (f) The Member, at the time of execution of this Agreement and thereafter at each time as requested by the Bank in the Bank’s sole discretion, shall deliver to the Bank, in form and substance satisfactory to the Bank, an opinion of legal counsel of the Member, such legal counsel to be satisfactory to the Bank and such opinion to be as to those matters which the Bank may request, in its sole discretion, including without limitation: (i) confirming the power and authority of the Member to enter into this Agreement and the other related loan documents with respect to the Indebtedness and to consummate the transactions contemplated hereby and thereby; (ii) confirming the due authorization of this Agreement and the other documents in connection with the Indebtedness to consummate the transactions contemplated thereby; (iii) confirming there is no litigation pending against the Member (or describing same); (iv) confirming that there are no regulatory orders which have been issued by any Official Body that would prohibit the Member from entering into this Agreement and the other related loan documents in respect of the Indebtedness and consummating the transitions contemplated hereby and thereby; and (v) confirming the valid and enforceable first priority security interest of the Bank in the Collateral, and if, subject to a filed Uniform Commercial Code Financing Statement or possession by the Bank, a perfected security interest of the Bank in the Collateral;
     (g) The Member shall at all times comply with all applicable Law, including, without limitation, all Laws relating to: (i) the purchase or holding by the Member of those investments permitted by Law; (ii) transactions with affiliates; (iii) payment of dividends; and (iv) contributions to the Member’s surplus;
     (h) The Member shall notify the Bank of any change in law generally applicable to insurance companies the result of which may have a material adverse impact upon the Member or the Bank; and
     (i) The Member represents that all reinsurance contracts which are an asset of the Member (collectively the “Reinsurance Contracts”) are valid and enforceable, have been entered into with licensed insurance companies or authorized reinsurers as identified by an Official Body which has regulatory authority over the Member and contain all the terms and conditions required in order to provide the Member the reserve credit, in accordance with the state insurance Law applicable to the Member, on its statutory financial statement, as required by and prepared in accordance with state insurance Law applicable to the Member.
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Section 5.02 ASSIGNMENT. The Member hereby gives the Bank the full right, power, and authority to assign or transfer all or any part of the Bank’s right, title, and interest in and to this Agreement, and to pledge, assign, or negotiate to any other Federal Home Loan Bank or to any other person or entity to which the Bank may legally assign or transfer its interest in this Agreement, with or without recourse, all or any part of the Indebtedness or participation therein, and may assign and deliver the whole or any part of the Collateral to the transferee, which shall succeed to all the powers and rights of the Bank in respect thereof, and the Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility with respect to the Collateral so assigned or pledged, and all references herein to the Bank shall be read to refer to the pledgee or assignee. The Member may not assign or transfer any of its rights or obligations hereunder without the express prior written consent of the Bank.
Section 5.03 AMENDMENT’; WAIVERS. No modification, amendment, or waiver of any provision of this Agreement or consent to any departure therefrom shall be effective unless in a writing executed by a responsible officer of the party against whom such change is asserted and shall be effective only in the specific instance and for the purpose of which given. No notice to or demand on the Member in any case shall entitle the Member to any other or further notice or demand in the same, or similar or other circumstances. Any forbearance, failure, or delay by the Bank in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver thereof and any single or partial exercise by the Bank of any right, power, or remedy hereunder shall not preclude the further exercise thereof. Every right, power, and remedy of the Bank shall continue in full force and effect until specifically waived by the Bank in writing.
Section 5.04 JURISDCTION; LEGAL FEES. In any action or proceeding brought by the Bank or the Member in order to enforce any right or remedy under this Agreement, the parties hereby consent to, and agree that they will submit to, the jurisdiction of the United States District Court for the Northern District of Illinois or, if such action or proceeding may not be brought in Federal court, the jurisdiction of the courts of the State of Illinois located in the City of Chicago. The Member agrees that if any action or proceeding is brought by the Member seeking to obtain any legal or equitable relief against the Bank under or arising out of this Agreement or any transaction contemplated hereby and such relief is not granted by the final decision, after any and all appeals, of a court of competent jurisdiction, the Member will pay all attorneys’ fees and other costs incurred by the Bank in connection therewith. The Member agrees to reimburse the Bank for all costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Bank) incurred by the Bank in connection with the enforcement or preservation of the Bank’s rights under this Agreement including, but not limited to, its rights in respect of any Collateral and the audit or possession thereof; provided that the Member shall not be obligated to reimburse the Bank for any such fees and expenses associated with any appeal by the Bank that is ultimately unsuccessful. Any sums owed to the Bank under this Section 5.04 may be collected by the Bank, at its option, by debiting the Member’s DID Account with the Bank.
Section 5.05 NOTICES. Except as provided in the last sentence of this Section 5.05, any written notice, advice, request, consent, or direction given, made, or withdrawn pursuant to this Agreement shall be either in writing or transmitted electronically and reproduced mechanically by the addressee, and shall be given by first class mail, postage prepaid, by telecopy or other facsimile transmission, or by private courier or delivery service. All non-oral notices shall be deemed given when actually received at the principal office of the Bank or the Member, as appropriate. All notices shall be designated to the attention of an office or section of the Bank or of the Member if the Bank or the Member has made a request for the notice to be so addressed. Any notice by the Bank to the Member pursuant to Section 3.03 hereof may be oral and shall be deemed to have been duly given to and received by the Member at the time of the oral communication.
Section 5.06 SIGNATURES OF MEMBER. For purposes of this Agreement, documents shall be deemed signed by the Member when a signature of an authorized signatory or an authorized facsimile thereof appears on the document The Bank may rely on any signature or facsimile thereof which reasonably appears to the Bank to be the signature of an authorized person, including signatures appearing on documents transmitted electronically to and reproduced mechanically at the Bank. The secretary or an assistant secretary of the Member shall from time to time furnish to the Bank, on forms provided by the Bank, a certified copy of the resolution of the Board of Directors of the Member authorizing persons to apply on behalf of the Member to the Bank for Advances and commitments for Advances and otherwise act for and on behalf of the Member in accordance with this Agreement together with specimen signatures of such persons. Such certifications are incorporated herein and made a part of this Agreement and shall continue in effect until expressly revoked in writing by the Member notwithstanding that subsequent certifications may authorize additional persons to act for and on behalf of the Member.
Section 5.07 APPLICABLE LAW; SEVERABILITY In addition to the terms and conditions specifically set forth herein and in any Application or Confirmation of an Advance between the Bank and the Member, this Agreement and all Advances and all commitments for Advances shall be governed by the statutory and common law of the United States and, to the extent Federal law incorporates or defers to state law, the laws (exclusive of the choice of law provisions) of the State of Illinois, Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the State of Illinois shall be deemed applicable to this Agreement and to any Advance hereunder and shall govern the attachment and perfection of any security interest granted
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hereunder to the extent that the Act, Regulations, or other statutory law of the United States is not applicable. In the event that any portion of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Agreement which can be given effect without the conflicting provision, and to this end the provisions of this Agreement are declared to be severable.
Section 5.08 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Member and Bank.
Section 5.09 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior agreements between such parties which relate to such subject matter. Notwithstanding the above, Advances and commitments for Advances made by the Bank to the Member prior to the execution of this Agreement shall continue to be governed by the terms of the Application or Confirmation of Advance pursuant to which such Advances and commitments for Advances were made, and otherwise by the terms and conditions of this Agreement.
Section 5.10 CAPTIONS AND HEADINGS. The captions and headings in this Agreement are for convenience only and shall not be considered as part of or affect the construction or interpretation of any provision of this Agreement.
Section 5.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by Member contained in this Agreement or made in writing in connection herewith, shall be continuing and shall survive execution and delivery of this Agreement and the making of any Advances.
     IN WITNESS WHEREOF, the Member and the Bank have caused this Agreement to be signed in their names by their duly authorized officers as of the date first above mentioned.
MEMBER

Trustmark Insurance Company
(Typed Name of Member)

By:		By:

Title:	Chief Executive Officer	Title:	Secretary

MEMBER ACKNOWLEDGMENT

STATE OF Illinois	)
	)	ss
COUNTY OF Lake	)

     On this 23 day of April,            , before me personally came David McDonough & Sara Lee Keller to me known, who, being by me duly sworn, did depose and state that [s]he resides at                                          that [s] he is the CEO / Secretary of                                the corporation described in and which executed the above instrument; that [s] he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that [s]he signed his/her name thereto by order of the Board of Directors of said corporation.

OFFICIAL SEAL MONICA A. HARR NOTARY PUBLIC, STATE OF ILLINOIS MY COMMISSION EXPIRES 7-17-2010

Notary Public
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FEDERAL HOME LOAN BANK OF CHICAGO

By:		By:
Title:	Charles A. Huston Executive Vice President	Title:	Donald A. Strahanoski Vice President

FEDERAL HOME LOAN BANK OF CHICAGO ACKNOWLEDGEMENT

STATE OF ILLINOIS	)
	)	ss
COUNTY OF COOK	)
On this 15th day of May, 2008, before me personally came Charles A. Huston and Donald A. Strahanoski to me known, who, being by me duly sworn did depose and state that [s]he resides at                                          that [s]he is the EVP & VP of the Federal Home Loan Bank of Chicago the corporation described in and which executed the above instrument: that [s] he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that [s]he signed his/her name thereto by order of the Board of Directors of said corporation.

250390-3 (Custom Form for Trustmark)